Filed Pursuant to Rule 433 Registration Statement No. 333-283969 Dated May 21, 2026
Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside
Principal at Risk Securities Linked to the Lowest Performing of the iShares® MSCI Emerging Markets ETF, the Nasdaq-100® Technology Sector IndexSM and the State Street® Real Estate Select Sector SPDR® ETF due June 1, 2029
Term Sheet to Preliminary Pricing Supplement dated May 21, 2026

Summary of Terms
Issuer:	The Toronto-Dominion Bank (the “Bank”)
Underwriters:	TD Securities (USA) LLC. and Wells Fargo Securities, LLC
Market Measures:
The Nasdaq-100® Technology Sector IndexSM (Bloomberg ticker: NDXT) ( referred to as the “Index,”), the iShares® MSCI Emerging Markets ETF (Bloomberg ticker: EEM) and the State Street® Real Estate Select Sector SPDR® ETF (Bloomberg ticker: XLRE) (each referred to as the “Fund,” and collectively with the Index, as the “Underlyings”).

Pricing Date*:	May 29, 2026
Issue Date*:	June 3, 2026
Face Amount and Original Offering Price:	$1,000 per security
Contingent Coupon Payments:
On each contingent coupon payment date the securities will pay a contingent coupon payment at a per annum rate equal to the contingent coupon rate if, and only if, the closing value of the lowest performing Underlying on the related calculation day is greater than or equal to its coupon threshold value. Each “contingent coupon payment,” if any, will be calculated per security as follows: ($1,000 × contingent coupon rate) / 12.

Contingent Coupon Payment Dates:	Monthly, on the third business day following each calculation day; provided that the contingent coupon payment date with respect to the final calculation day will be the stated maturity date.
Contingent Coupon Rate:	At least 9.30% per annum, to be determined on the pricing date
Automatic Call:
If the closing value of the lowest performing Underlying on any of the calculation days from November 2026 to April 2029, inclusive, is greater than or equal to its starting value, the securities will be automatically called, and on the related call settlement date you will be entitled to receive a cash payment per security in U.S. dollars equal to the face amount plus a final contingent coupon payment. The securities will not be subject to automatic call until the sixth calculation day, which is approximately six months after the issue date.

Calculation Days*:
Monthly, on the 28th day of each calendar month, commencing in June 2026 and ending in May 2029. We refer to the calculation day scheduled to occur May 2029 (expected to be May 29, 2029) as the “final calculation day.”

Call Settlement Date:	Three business days after the applicable calculation day.
Maturity Payment Amount (per security):
If the securities are not automatically called prior to the stated maturity date:
•    if the ending value of the lowest performing Underlying on the final calculation day is greater than or equal to its downside threshold value: $1,000; or
•    if the ending value of the lowest performing Underlying on the final calculation day is less than its downside threshold value:
$1,000 × performance factor of the lowest performing Underlying on the final calculation day

Stated Maturity Date*:	June 1, 2029
Starting Value:	For each Underlying, its closing value on the pricing date
Ending Value:	For each Underlying, its closing value on the final calculation day
Coupon Threshold Value:	For each Underlying, 70.00% of its starting value
Downside Threshold Value:	For each Underlying, 60.00% of its starting value
Lowest Performing Underlying:	For any calculation day, the “lowest performing Underlying” will be the Underlying with the lowest performance factor on that calculation day.
*	Subject to change.
Summary of Terms (continued)
Performance Factor:	With respect to an Underlying on any calculation day, its closing value on such calculation day divided by its starting value (expressed as a percentage).
Calculation Agent:	The Bank
Denominations:	$1,000 and any integral multiple of $1,000
Agent Discount**:	Up to 2.325%; dealers, including Wells Fargo Advisors, LLC (“WFA”), may receive a selling concession of up to 1.75%, and WFA may receive a distribution expense fee of 0.075%.
CUSIP / ISIN:	89115LXW3 / US89115LXW35
Material Canadian and U.S. Tax Consequences:	See the preliminary pricing supplement.
**In respect of certain securities, we may pay a fee of up to $3.00 per security to selected securities dealers for marketing and other services in connection with the distribution of the securities to other securities dealers.
Hypothetical Payout Profile (maturity payment amount)

If the securities are not automatically called prior to stated maturity and the ending value of the lowest performing Underlying on the final calculation day is less than its downside threshold value, you will lose more than 40.00%, and possibly all, of the face amount of your securities at stated maturity.
Any return on the securities will be limited to the sum of your contingent coupon payments, if any. You will not participate in any appreciation of any Underlying, but you will have full downside exposure to the lowest performing Underlying on the final calculation day if the ending value of that Underlying is less than its downside threshold value.
Our estimated value of the securities at the time the terms of your securities are set on the pricing date is expected to be between $905.00 and $940.00 per security. The estimated value is expected to be less than the public offering price of the securities. See “Estimated Value of the Securities” in the preliminary pricing supplement.
Preliminary pricing supplement:
http://www.sec.gov/Archives/edgar/data/947263/000114036126022422/ef20074631_424b2.htm

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision. The securities have complex features and investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page P-10 of the preliminary pricing supplement, “Risk Factors” beginning on page PS-5 of the product supplement MLN-WF-1 dated February 26, 2025 (the “product supplement”) and “Risk Factors” on page 1 of the prospectus dated February 26, 2025 (the “prospectus”). The securities are not a bank deposit and not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality of Canada or the United States.

Selected Risk Considerations
The risks set forth below are discussed in detail in “Selected Risk Considerations” in the preliminary pricing supplement, “Risk Factors” in the product supplement and “Risk Factors” in the prospectus. Please review those risk disclosures carefully.
Risks Relating To The Securities Generally
•	If The Securities Are Not Automatically Called Prior To Stated Maturity, You May Lose Some Or All Of The Face Amount Of Your Securities At Stated Maturity.
•
The Securities Do Not Provide For Fixed Payments Of Interest And You May Receive No Coupon Payments On One Or More Contingent Coupon Payment Dates, Or Even Throughout The Entire Term Of The Securities.

•	The Securities Are Subject To The Full Risks Of Each Underlying And Will Be Negatively Affected If Any Underlying Performs Poorly, Even If Another Underlying Performs Favorably.
•
Your Return On The Securities Will Depend Solely On The Performance Of The Underlying That Is The Lowest Performing Underlying On Each Calculation Day, And You Will Not Benefit In Any Way From The Performance Of A Better Performing Underlying.

•	You Will Be Subject To Risks Resulting From The Relationship Among The Underlyings.
•
You May Be Fully Exposed To The Decline In The Lowest Performing Underlying On The Final Calculation Day From Its Starting Value, But Will Not Participate In Any Positive Performance Of Any Underlying.

•	Higher Contingent Coupon Rates Are Associated With Greater Risk.
•	You Will Be Subject To Reinvestment Risk.
•	Each Calculation Day (Including The Final Calculation Day) And The Related Call Settlement Date (Including The Stated Maturity Date) Is Subject To Market Disruption Events And Postponements.
Risks Relating To An Investment In the Bank’s Debt Securities, Including The Securities
•	Investors Are Subject To The Bank’s Credit Risk, And The Bank’s Credit Ratings And Credit Spreads May Adversely Affect The Market Value Of The Securities.
Risks Relating To The Estimated Value Of The Securities And Any Secondary Market
•	The Estimated Value Of Your Securities Is Expected To Be Less Than The Original Offering Price Of Your Securities.
•	The Estimated Value Of Your Securities Is Based On Our Internal Funding Rate.
•	The Estimated Value Of The Securities Is Based On Our Internal Pricing Models, Which May Prove To Be Inaccurate And May Be Different From The Pricing Models Of Other Financial Institutions.
•
The Estimated Value Of Your Securities Is Not A Prediction Of The Prices At Which You May Sell Your Securities In The Secondary Market, If Any, And Such Secondary Market Prices, If Any, Will Likely Be Less Than The Original Offering Price Of Your Securities And May Be Less Than The Estimated Value Of Your Securities.

•	The Temporary Price At Which We May Initially Buy The Securities In The Secondary Market May Not Be Indicative Of Future Prices Of Your Securities.
•	The Agent Discount, Offering Expenses And Certain Hedging Costs Are Likely To Adversely Affect Secondary Market Prices.
•	There May Not Be An Active Trading Market For The Securities — Sales In The Secondary Market May Result In Significant Losses.
•	If The Value Of Any Underlying Changes, The Market Value Of Your Securities May Not Change In The Same Manner.
Risks Relating To The Underlyings
•	The Indices Reflect Price Return Only And Not Total Return.
•
Any Payments On The Securities And Whether The Securities Are Automatically Called Will Depend Upon The Performance Of The Underlyings And Therefore The Securities Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.

•	Investing In The Securities Is Not The Same As Investing In The Market Measures.
•	Historical Values Of The Market Measures Should Not Be Taken As An Indication Of The Future Performance Of Such Market Measures During The Term Of The Securities.
•	Changes That Affect An Index May Adversely Affect The Value Of The Securities And Any Payments On The Securities.
•	We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In Any Index.
•	We And Our Affiliates And The Agents And Their Affiliates Have No Affiliation With Any Index Sponsor And Have Not Independently Verified Their Public Disclosure Of Information.
•	Changes That Affect A Fund Or Its Fund Underlying Index May Adversely Affect The Value Of The Securities And Any Payments On The Securities.
•	We, The Agents And Our Respective Affiliates Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In A Fund Or Its Fund Underlying Index.
•
We And Our Affiliates And the Agents And Their Affiliates Have No Affiliation With Any Fund Sponsor Or Fund Underlying Index Sponsor And Have Not Independently Verified Their Public Disclosure Of Information.

•	An Investment Linked To The Shares Of A Fund Is Different From An Investment Linked To Its Fund Underlying Index.
•	There Are Management And Liquidity Risks Associated With A Fund.
•	Anti-dilution Adjustments Relating To The Shares Of A Fund Do Not Address Every Event That Could Affect Such Shares.
•	The Securities are Subject to Risks Associated with the Technology Sector.
•	The Securities are Subject to Non-U.S. Currency Exchange Rate Risk.
•	The Securities Are Subject To Non-U.S. Securities Market Risk.
•	The Securities are Subject to Risks Associated with Emerging Markets.
•	The Securities Are Subject to Risks Associated With the Real Estate Sector.
Risks Relating To Hedging Activities And Conflicts Of Interest
•	Trading And Business Activities By The Bank Or Its Affiliates May Adversely Affect The Market Value Of, And Any Amount Payable On, The Securities.
•	There Are Potential Conflicts Of Interest Between You And The Calculation Agent.
Risks Relating To Canadian And U.S. Federal Income Taxation
•	The Tax Consequences Of An Investment In The Securities Are Unclear.

The Bank has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Bank has filed with the SEC for more complete information about the Bank and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Bank, any Underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Wells Fargo Securities, LLC at 866-346-7732.
Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.